AMENDMENT NO. 1

to

AMENDED AND RESTATED

BY-LAWS

of

VIRTUS INSIGHT TRUST

A Massachusetts Business Trust

ARTICLE VIII

General Matters

6. Fiscal Year. The fiscal year of the Trust shall be fixed and refixed or changed from time to time by the Trustees.

Approved: November 17, 2011